July 2021
Preliminary Terms No. 2,007
Registration Statement Nos. 333-250103; 333-250103-01
Dated July 20, 2021
Filed pursuant to Rule 433

Morgan Stanley Finance LLC

INTEREST RATE STRUCTURED PRODUCTS

Trigger Jump Securities with Downside Principal Exposure due August 3, 2022

Based on the 10-Year U.S. Dollar ICE Swap Rate

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger Jump Securities with Downside Principal Exposure, which we refer to as the securities, offer the opportunity to earn a return based on the performance of the 10-Year U.S. Dollar ICE Swap Rate (the “reference rate”). The terms of the securities differ from those of ordinary debt securities. Ordinary floating rate debt securities linked to an interest rate typically provide for the return of principal at maturity, subject to our credit risk, and the payment of interest that depends on the interest rate to which such securities are linked. Any decline in such interest rate would potentially affect the interest payable on such securities, but would not adversely affect the payment at maturity. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any principal at maturity. Instead, at maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the reference rate, as determined on the valuation date. If the final reference rate is greater than or equal to 75% of the initial reference rate, you will receive at maturity the stated principal amount plus the fixed upside payment of $123.50 per security. However, if the reference rate has declined by more than 25% over the term of the securities from its initial reference rate, the payment due at maturity will be significantly less than the stated principal amount of the securities and could be zero. A very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 1.000%, if the final reference rate were to decline by only one half of a percentage point to 0.500%, while the absolute change in the rate is only 0.50%, that move actually represents a 50% decline from the initial reference rate, and you would lose 50% of the stated principal amount. The securities are for investors who seek a return based on changes in the reference rate and who are willing to risk their principal and forgo current income and upside above the fixed upside payment at maturity in exchange for the fixed upside payment that applies to a limited range of performance of the reference rate. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	July 22, 2021
Original issue date:	July 27, 2021 (3 business days after the pricing date)
Maturity date:	August 3, 2022
Interest:	None
Reference rate:

The 10-Year U.S. Dollar ICE Swap Rate (10CMS).

Please see “Additional Provisions—Reference Rate” below. Please also see “Additional Provisions—Effect of Benchmark Transition Event,” which describes how a Benchmark Replacement will replace 10CMS following the occurrence of a Benchmark Transition Event, and “Risk Factors—Risks Relating to the Reference Rate.”

Payment at maturity:

▪ If the final reference rate is greater than or equal to the trigger level:

$1,000 + the fixed upside payment

▪ If the final reference rate is less than the trigger level:

$1,000 × reference rate performance factor

Because the reference rate performance factor will be less than 75% in this scenario, the payment at maturity will be significantly less than the stated principal amount of $1,000 and could be zero.

Fixed upside payment:	$123.50 per security (12.35% of the stated principal amount)
Reference rate performance factor:	final reference rate / initial reference rate. In no event, however, will the reference rate performance factor be less than 0%.
Initial reference rate:	%, which is the reference rate on the pricing date
Final reference rate:	The reference rate on the valuation date
Trigger level:	%, which is 75% of the initial reference rate
Valuation date:	July 29, 2022
Redemption:	Not applicable
Specified currency:	U.S. dollars
CUSIP / ISIN:	61773FEG4 / US61773FEG46
Book-entry or certificated security:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services LLC
Trustee:	The Bank of New York Mellon
Estimated value on the pricing date:	Approximately $951.70 per security, or within $51.70 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$10(1)
		$2.90(2)	$987.10
Total	$	$	$
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financials advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $10 for each security they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $2.90 for each security.

(3)	See “Use of Proceeds and Hedging” on page 19.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 12.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 16, 2020	Prospectus dated November 16, 2020

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley Finance LLC

Trigger Jump Securities with Downside Principal Exposure due August 3, 2022

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Investment Summary

Trigger Jump Securities with Downside Principal Exposure

Principal at Risk Securities

The Trigger Jump Securities with Downside Principal Exposure (the “securities”) can be used:

▪	As an alternative to direct exposure to the reference rate that provides for a fixed positive return of 12.35% if the reference rate has appreciated or has declined by 25% or less over the term of the securities; and

▪	To enhance returns and potentially outperform the reference rate

If the final reference rate has declined below the trigger level of 75%, the securities are exposed on a 1:1 basis to the percentage decline of the final reference rate from the initial reference rate. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 53 weeks
Fixed upside payment:	$123.50 per security (12.35% of the stated principal amount)
Trigger level:	75%
Interest:	None

The stated principal amount and issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than the issue price. We estimate that the value of each security on the pricing date will be approximately $951.70, or within $51.70 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to 10CMS. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to 10CMS, instruments based on 10CMS, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed upside payment and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to interest rates and 10CMS, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

July 2021	Page 2

Morgan Stanley Finance LLC

Trigger Jump Securities with Downside Principal Exposure due August 3, 2022

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Key Investment Rationale

This investment does not pay interest but offers a fixed positive return of 12.35% if the level of the reference rate does not decline by more than 25% from its initial reference rate over the term of the securities. However, if the level of the reference rate has declined by more than 25% from its initial reference rate, the payment due at maturity will be significantly less than the stated principal amount of the securities and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Upside Scenario	If the final reference rate is greater than or equal to the trigger level, which is equal to 75% of the initial reference rate, the payment at maturity for each security will be equal to $1,000 plus the fixed upside payment of $123.50 per security.
Downside Scenario	If the final reference rate is less than the trigger level, which means that 10CMS has declined below the trigger level of 75%, you will lose 1% for every 1% decline below the initial reference rate (e.g., a 50% depreciation in 10CMS will result in a payment at maturity of $500 per security). The payment at maturity will be the product of the stated principal amount and the reference rate performance factor. Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount of the securities and could be zero. A very small absolute change in the reference rate can result in a significant loss on the securities. Investors will lose some, and may lose all, of their principal in this scenario.
July 2021	Page 3

Morgan Stanley Finance LLC

Trigger Jump Securities with Downside Principal Exposure due August 3, 2022

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Additional Provisions

Reference Rate

“CMS rate” as defined in the accompanying prospectus in the section called “Description of Debt Securities—Floating Rate Debt Securities” and “—Base Rates” with an index maturity of 10 years and an index currency of U.S. dollars. 10CMS rate is one of the market-accepted indicators of medium to longer-term interest rates.

In the recent past, 10CMS was not published on a significant number of scheduled publication days. If 10CMS is not published and reference bank quotations are not provided, it will be determined by the calculation agent, which is an affiliate of the issuer. Separately, a Benchmark Replacement will replace 10CMS following the occurrence of a Benchmark Transition Event. See “—Effect of Benchmark Transition Event” and “Risk Factors.”

Effect of Benchmark Transition Event

The following provisions apply to the securities notwithstanding the terms set forth elsewhere in this pricing supplement and the provisions set forth in the accompanying prospectus under “Description of Debt Securities—Base Rates—CMS Rate Debt Securities.”

Benchmark Replacement. If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the CMS Rate on any date, the Benchmark Replacement will replace the then-current CMS Rate for all purposes relating to the securities in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Benchmark Amendment Adjustment. If we or our designee determine that a Benchmark Amendment Event and its related Benchmark Amendment Date have occurred prior to the Reference Time in respect of any determination of the CMS Rate on any date, we or our designee will have the right to make a Benchmark Amendment Adjustment in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Amendment Conforming Changes. In connection with the implementation of a Benchmark Amendment Adjustment, we or our designee will have the right to make Benchmark Amendment Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by us or our designee pursuant to this section entitled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	will be made in our or our designee’s sole discretion; and

•	notwithstanding anything to the contrary in the documentation relating to the securities, shall become effective without consent from the holders of the securities or any other party.

Certain Defined Terms. As used herein:

“Benchmark” means each of the CMS Rate and the Floating Leg Rate.

“Benchmark Amendment Adjustment” means an adjustment to the initial reference rate determined by us or our designee giving due consideration to any industry-accepted adjustment, or method for calculating or determining such adjustment, for the replacement of the then-current Floating Leg Rate with the applicable replacement rate for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Amendment Conforming Changes” means, with respect to any Benchmark Amendment Adjustment, any changes (including changes to the definition of “valuation date,” timing and frequency of determining rates and making payments, and other administrative matters) that we or our designee determine may be appropriate to reflect the adoption of such Benchmark Amendment Adjustment in a manner substantially consistent with market practice (or, if we or our designee determine that

July 2021	Page 4

Morgan Stanley Finance LLC

Trigger Jump Securities with Downside Principal Exposure due August 3, 2022

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Amendment Adjustment exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Amendment Date” means the first date on which the revisions to the methodology described in the announcement giving rise to the related Benchmark Amendment Event become effective. For the avoidance of doubt, if such Benchmark Amendment Date is the valuation date and such announcement (i) does not specify a time of effectiveness or (ii) does not specify a time of effectiveness occurring on or after the Reference Time on such valuation date in respect of any determination, the Benchmark Amendment Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Amendment Event” means an announcement by the administrator of the CMS Rate to replace the Floating Leg Rate with a replacement rate; provided that such announcement will not constitute a Benchmark Amendment Event if we or our designee have determined that a Benchmark Transition Event has occurred.

“Benchmark Replacement” means the first alternative benchmark set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)       the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current CMS Rate for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(2)       the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current CMS Rate for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current CMS Rate for U.S. dollar-denominated floating rate notes at such time, including the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative adjustment set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)       the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)       if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or

(3)       the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current CMS Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time;

provided that, if we or our designee determine that the use of the alternative adjustments in clauses (1) and (2) above would not be consistent with market practice or would not be commercially reasonable for the applicable Unadjusted Benchmark Replacement, we or our designee may determine the Benchmark Replacement Adjustment under clause (3) above.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any changes (including changes to the definition of “valuation date,” timing and frequency of determining rates and making payments, and other administrative matters) that we or our designee determine may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee determine that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark;

July 2021	Page 5

Morgan Stanley Finance LLC

Trigger Jump Securities with Downside Principal Exposure due August 3, 2022

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

(2)       in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)       in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the determination referenced therein.

For the avoidance of doubt, if such Benchmark Replacement Date is the valuation date and the time of the statement, publication, cessation or determination giving rise to such Benchmark Replacement Date occurs earlier than the Reference Time on such valuation date in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)       a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)       a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)       a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative; or

(4)       a determination by us or the calculation agent (after consulting with us) that (i) the Benchmark as published is no longer an industry-accepted rate of interest for U.S. dollar-denominated floating rate notes at such time, (ii) the Benchmark as published is no longer an industry-accepted rate of interest in the derivatives market for hedging transactions related to U.S. dollar-denominated floating rate notes or (iii) there has been a material adverse change in the ability of market participants to hedge exposures related to the Benchmark.

Notwithstanding the foregoing, any event in clause (1), (2), (3) or (4) above with respect to the Floating Leg Rate shall not constitute a Benchmark Transition Event if, at the time of such public statement, publication or determination with respect to the Floating Leg Rate, the administrator of the CMS Rate has announced revisions to the methodology governing the CMS Rate to replace the Floating Leg Rate with a replacement rate and we or our designee determine that such replacement rate is acceptable to us or our designee, as applicable.

“CMS Rate” means, initially, 10CMS; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to 10CMS or the then-current Benchmark, then “CMS Rate” means the applicable Benchmark Replacement.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current CMS Rate.

“Floating Leg Rate” means the floating leg rate referenced by the then-current CMS Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the CMS Rate for the applicable tenor.

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Morgan Stanley Finance LLC

Trigger Jump Securities with Downside Principal Exposure due August 3, 2022

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation event with respect to the CMS Rate for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the CMS Rate means (1) if the CMS Rate is 10CMS, 11:00 a.m., New York City time, on the valuation date, and (2) if the CMS Rate is not 10CMS, the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

July 2021	Page 7

Morgan Stanley Finance LLC

Trigger Jump Securities with Downside Principal Exposure due August 3, 2022

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

How the Trigger Jump Securities with Downside Principal Exposure Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the reference rate. The actual initial reference rate and trigger level will be determined on the pricing date. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Fixed upside payment:	$123.50 per security (12.35% of the stated principal amount)
Hypothetical initial reference rate:	1.000%
Hypothetical trigger level:	0.750%, which is equal to 75% of the hypothetical initial reference rate
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.

As indicated in the payoff diagram below, a very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 1.000%, if the final reference rate were to decline by 0.600 percentage points to 0.400%, which represents a 60% decline from the hypothetical initial reference rate, investors would lose 60% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Trigger Jump Securities with Downside Principal Exposure Payoff Diagram

How it works

▪	Upside Scenario. If the final reference rate is greater than or equal to the trigger level, the investor would receive the $1,000 stated principal amount plus the fixed upside payment per security.

▪	Downside Scenario. If the final reference rate has declined below the trigger level of 75%, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease of the reference rate. A very small absolute change in the reference rate can result in a significant loss on the securities. Investors will lose a significant portion, and may lose all, of their principal in this scenario.

o	For example, assuming an initial reference rate of 1.000%, if the final reference rate has declined by 0.5000 percentage points to 0.500%, which represents a 50% decline from the initial reference rate, the payment at maturity would be $500 per security (50% of the stated principal amount).

July 2021	Page 8

Morgan Stanley Finance LLC

Trigger Jump Securities with Downside Principal Exposure due August 3, 2022

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

What is the return on the securities at maturity, assuming a range of performances for the reference rate?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical return at maturity on the securities. The return on the securities is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000. The table and examples set forth below assume a hypothetical initial reference rate of 1.000% and a hypothetical trigger level of 0.750% (equal to 75% of the hypothetical initial reference rate), which represents a decrease of only 0.250 percentage points. Accordingly, a very small absolute change in the reference rate can result in a significant loss on the securities, because the return on the securities is based on the percentage change of the reference rate from the pricing date to the valuation date rather than the absolute change in the level of the reference rate. The actual initial reference rate and trigger level will be determined on the pricing date. The returns set forth below are for illustrative purposes only and may not be the actual return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final reference rate	Reference rate increase / decline	Reference rate performance factor	Payment at maturity	Return on securities
5.000%	50.00%	N/A	$1,123.50	12.35%
4.500%	40.00%	N/A	$1,123.50	12.35%
4.000%	30.00%	N/A	$1,123.50	12.35%
3.500%	20.00%	N/A	$1,123.50	12.35%
3.000%	10.00%	N/A	$1,123.50	12.35%
2.500%	5.00%	N/A	$1,123.50	12.35%
2.000%	2.50%	N/A	$1,123.50	12.35%
1.500%	1.00%	N/A	$1,123.50	12.35%
1.000%	0.00%	N/A	$1,123.50	12.35%
0.950%	-5.00%	N/A	$1,123.50	12.35%
0.900%	-10.00%	N/A	$1,123.50	12.35%
0.800%	-20.00%	N/A	$1,123.50	12.35%
0.750%	-25.00%	N/A	$1,123.50	12.35%
0.700%	-30.00%	70.00%	$700.00	-30.00%
0.600%	-40.00%	60.00%	$600.00	-40.00%
0.500%	-50.00%	50.00%	$500.00	-50.00%
0.400%	-60.00%	40.00%	$400.00	-60.00%
0.300%	-70.00%	30.00%	$300.00	-70.00%
0.200%	-80.00%	20.00%	$200.00	-80.00%
0.100%	-90.00%	10.00%	$100.00	-90.00%
0.000%	-100.00%	0.00%	$000.00	-100.00%
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Morgan Stanley Finance LLC

Trigger Jump Securities with Downside Principal Exposure due August 3, 2022

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and return on the securities in different hypothetical scenarios are calculated.

Example 1: The reference rate increases by 0.500 percentage points from the initial reference rate of 1.000% to a final reference rate of 1.500%, which represents a 50.00% increase from the initial reference rate.

Because the final reference rate is greater than or equal to the trigger level, the payment at maturity is equal to $1,123.50 per security, calculated as follows:

$1,000 + fixed upside payment

$1,000 + $123.50 = $1,123.50

Although the reference rate increased by 50.00% from its initial reference rate to its final reference rate in this example, the return is limited to the fixed upside payment of $123.50 (12.35% of the stated principal amount). The return on the securities is 12.35%.

Example 2: The reference rate decreases by 0.100 percentage points from the initial reference rate of 1.000% to a final reference rate of 0.900%, which represents a 10.00% decrease from the initial reference rate.

Because the final reference rate is greater than or equal to the trigger level, the payment at maturity is equal to $1,123.50 per security, calculated as follows:

$1,000 + the fixed upside payment

$1,000 + $123.50 = $1,123.50

Although the reference rate decreased by 10.00% from its initial reference rate to its final reference rate in this example, because the reference rate has not declined below the trigger level of 75%, you receive the fixed upside payment at maturity and the return on the securities is 12.35%.

Example 3: The reference rate decreases by 0.500 percentage points from the initial reference rate of 1.000% to a final reference rate of 0.500%, which represents a 50.00% decrease from the initial reference rate.

Because the final reference rate is less than the trigger level, the payment at maturity is equal to $500 per $1,000 security, calculated as follows:

$1,000 × (reference rate performance factor)

= $1,000 × [(final reference rate / initial reference rate)]

= $1,000 × [(0.500% / 1.000%)]

= $1,000 × 50%

= $500

The return on the securities in this example is -50.00%.

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Principal at Risk Securities

Historical Information

The following graph sets forth the historical percentage levels of the reference rate for the period from January 1, 2016 to July 16, 2021. The historical levels of the reference rate should not be taken as an indication of its future performance. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

When reviewing the historical performance of the reference rate in the below graph, it is important to understand that a very small absolute percentage-point change in the reference rate can result in a significant loss on the securities. For example, assuming a hypothetical initial reference rate of 1.30300%, the trigger level would be equal to 0.97725% (75% of the hypothetical initial reference rate), which represents a decrease of only 0.32575 percentage points. If the final reference rate is less than the trigger level, you will lose a significant portion of your investment. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

*The green solid line in the graph indicates the hypothetical trigger level of 0.97725%, assuming the reference rate on July 16, 2021 were the initial reference rate.

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Principal at Risk Securities

Risk Factors

An investment in the securities entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the reference rate, and other events that are difficult to predict and beyond our control. This section describes the material risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

Risks Relating to an Investment in the Securities

▪	The securities do not pay interest and do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee the return of any of the principal amount of the securities at maturity. Ordinary floating rate debt securities linked to an interest rate typically provide for the return of principal at maturity, subject to our credit risk, and the payment of interest that depends on the interest rate to which such securities are linked. Any decline in such interest rate would potentially affect the interest payable on such securities, but would not adversely affect the payment at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final reference rate. If the reference rate declines to below the trigger level of 75%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the level of the reference rate, and you will lose money on your investment. A very small absolute percentage-point change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 1.000%, if the final reference rate were to decline by only one half of a percentage point to 0.500%, which represents a 50% decline from the initial reference rate, investors would lose 50% of the stated principal amount. You could lose up to 100% of the stated principal amount of the securities. See “How the Trigger Jump Securities with Downside Principal Exposure Work” above.

▪	The potential return on the securities is limited to the fixed upside payment. Any positive return on your securities will not exceed the fixed upside payment, regardless of any increase in the reference rate, which may be significant. The payment at maturity will under no circumstances exceed $1,123.50 per $1,000 stated principal amount of securities.

▪	The historical performance of the reference rate is not an indication of its future performance. The historical performance of the reference rate should not be taken as an indication of its future performance during the term of the securities. Changes in the levels of the reference rate will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the reference rate will not decline below the trigger level as of the valuation date, in which case you will lose money on your investment.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our ability to pay all amounts due on the securities and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities..

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

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Principal at Risk Securities

▪	The price at which the securities may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Depending on the actual or anticipated level of the reference rate, the market value of the securities may decrease, and you may receive substantially less than 100% of the issue price if you are able to sell your securities prior to maturity.

▪	The amount payable on the securities is not linked to the level of the reference rate at any time other than the valuation date. The final reference rate will be the reference rate on the valuation date. Even if the level of the reference rate appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the reference rate prior to such drop. Although the actual level of the reference rate on the stated maturity date or at other times during the term of the securities may be higher than the final reference rate, the payment at maturity will be based solely on the reference rate on the valuation date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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Principal at Risk Securities

▪	Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Our affiliates may publish research that could affect the market value of the securities. They also expect to hedge the issuer’s obligations under the securities. One or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the reference rate specifically. This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market value of the securities. In addition, our affiliates expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, (or, if applicable, we or our designee) will make determinations with respect to the securities. The calculation agent will make certain determinations with respect to the securities as further described herein and in the accompanying prospectus. In addition, if a Benchmark Transition Event and its related Benchmark Replacement Date or a Benchmark Amendment Event and its related Benchmark Amendment Date have occurred, we or our designee will make certain determinations with respect to the securities in our or our designee’s sole discretion as further described under “Additional Provisions—Effect of Benchmark Transition Event.” Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the reference rate or the occurrence or non-occurrence of a Benchmark Transition Event or a Benchmark Amendment Event and any Benchmark Replacement Conforming Changes or Benchmark Amendment Conforming Changes, as applicable. These potentially subjective determinations may adversely affect the payout to you on the securities. For further information regarding these types of determinations, see “Description of Debt Securities—Base Rates—CMS Rate Debt Securities” in the accompanying prospectus and “Additional Provisions—Effect of Benchmark Transition Event” above.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Moreover, our counsel’s opinion is based in part on market conditions as of the date of this pricing supplement and is subject to confirmation on the pricing date. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. It is also possible that a replacement of the reference rate would result in a deemed termination and reissuance of the securities for U.S. federal income tax purposes. In that case, a U.S. Holder might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities on the first date on which the Alternative Rate replaces the reference rate. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

Even if a security is properly treated as a single financial contract that is an "open transaction," there is uncertainty regarding whether gain or loss recognized upon settlement at maturity should be treated as capital gain or loss or as ordinary gain or loss (which, in the case of loss, might be treated as a non-deductible “miscellaneous itemized deduction”).

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require

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holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the possibility of a deemed exchange upon a replacement of the reference rate, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Reference Rate

▪	The reference rate will be affected by a number of factors. A number of factors can affect the reference rate, including but not limited to:

▪	changes in, or perceptions, about the future reference rate, including as a result of the planned replacement of LIBOR;

▪	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the reference rate;

▪	prevailing interest rates: the reference rate is subject to daily fluctuations depending on prevailing interest rates in the market generally; and

▪	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment at maturity and on the value of the securities prior to maturity.

▪	The reference rate may be volatile. The reference rate is subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to:

▪	sentiment regarding the U.S. and global economies;

▪	expectations regarding the level of price inflation;

▪	sentiment regarding credit quality in the U.S. and global credit markets;

▪	central bank policy regarding interest rates; and

▪	performance of capital markets.

The reference rate may be volatile, and even a very small absolute change in the reference rate can result in a significant loss on the securities. Accordingly, volatility of the reference rate may adversely affect your return on the securities.

▪	In the recent past, 10CMS was not published on a significant number of scheduled publication days. If 10CMS is not published and reference bank quotations are not provided, it will be determined by the calculation agent. From August 2019 through May 2020, ICE Benchmark Administration Limited did not publish 10CMS on a significant number of scheduled publication days. It is possible that such non-publication may occur in the future. If, for any day with respect to which the level of such rate must be determined during the term of the securities, 10CMS is not published and reference bank quotations are not provided as further described under “Description of Debt Securities—Base Rates—CMS Rate Debt Securities” in the accompanying prospectus, 10CMS will be determined by the calculation agent in good faith and in a commercially reasonable manner. See also “—The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, (or, if applicable, we or our designee) will make determinations with respect to the securities.” Notwithstanding the foregoing, a Benchmark Replacement will replace 10CMS following the occurrence of a Benchmark Transition Event. See “Additional Provisions—Effect of Benchmark Transition Event.”

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Principal at Risk Securities

▪	A Benchmark Transition Event and its related Benchmark Replacement Date or a Benchmark Amendment Event and its related Benchmark Amendment Date are expected to occur on or after June 30, 2023, which could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities. As further described under “Description of Debt Securities—Base Rates—CMS Rate Debt Securities” in the accompanying prospectus, 10CMS means, for any day with respect to which the level of such rate must be determined, the fixed rate of interest payable on an interest rate swap with a 10-year maturity. An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month USD LIBOR, or another index rate, for that same maturity. As a result, 10CMS is significantly affected by actual or anticipated changes in the level of 3-month USD LIBOR. Central banks around the world, including the Federal Reserve, have commissioned committees and working groups of market participants and official sector representatives to replace LIBOR and replace or reform other interest rate benchmarks. On March 5, 2021, ICE Benchmark Administration, which administers LIBOR publication, announced that it will cease the publication of most LIBOR rates as of the end of December 2021, except for the publication until June 30, 2023 of the most widely used U.S. dollar LIBOR tenors (including 3-month USD LIBOR), and the U.K. Financial Conduct Authority, which regulates LIBOR publication, announced that it would not compel panel banks to submit to LIBOR beyond those dates. As a result, there is a substantial risk that a Benchmark Transition Event and its related Benchmark Replacement Date or that a Benchmark Amendment Event and its related Benchmark Amendment Date will occur on or after June 30, 2023 (and either may occur prior to that date), which could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities.

▪	In the event of a Benchmark Transition Event or a Benchmark Amendment Event, there is no guarantee that any Benchmark Replacement or amended CMS Rate, as applicable, will be a comparable substitute for the then-current CMS Rate. If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of either of the CMS Rate or the Floating Leg Rate, then the payment at maturity will no longer be determined by reference to the then-current CMS Rate, but instead will be determined by reference to a different rate, which will be a different benchmark than the then-current CMS Rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Additional Provisions—Effect of Benchmark Transition Event” above. In such a case, in the first instance, the payment at maturity will be determined based on the alternate rate of interest selected or recommended by the Relevant Governmental Body as the replacement for the then-current CMS Rate. There can be no assurance that such a rate will be selected or recommended by the Relevant Governmental Body. If such a Benchmark Replacement cannot be determined, then the payment at maturity will be determined based on the alternate rate of interest selected by us or our designee giving due consideration to any industry-accepted rate of interest as a replacement for the then-current CMS Rate. No market consensus exists as to what rate or rates may become industry-accepted replacements for any CMS rate.

If we or our designee determine that a Benchmark Amendment Event and its related Benchmark Amendment Date have occurred, then we or our designee will have the right to make an adjustment to the initial reference rate giving due consideration to any industry-accepted adjustment, or method for calculating or determining such adjustment, for the replacement of the Floating Leg Rate, as further described under “Additional Provisions—Effect of Benchmark Transition Event” above.

If a particular Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement Adjustment will apply. These adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the Federal Reserve Board), (ii) ISDA or (iii) in certain circumstances, us or our designee. In addition, the terms of the securities expressly authorize us or our designee to make Benchmark Replacement Conforming Changes and Benchmark Amendment Conforming Changes, as applicable, with respect to, among other things, changes to the definition of “valuation date,” timing and frequency of determining rates and making payments, and other administrative matters. The determination of a Benchmark Replacement, the determination of a Benchmark Amendment Adjustment, the calculation of the payment at maturity by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), the making of any Benchmark Amendment Adjustment, any implementation of Benchmark Replacement Conforming Changes or Benchmark Amendment Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the securities in connection with a Benchmark Transition Event or a Benchmark Amendment Event could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities.

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Any determination, decision or election that may be made by us or our designee described above will be made in our or our designee’s sole discretion.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of the then-current CMS Rate, the Benchmark Replacement will not be the economic equivalent of the then-current CMS Rate, there can be no assurance that the Benchmark Replacement will perform in the same way as the then-current CMS Rate would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for the then-current CMS Rate (each of which means that a Benchmark Transition Event could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities), (ii) the composition and characteristics of the amended CMS Rate will not be the same as those of the then-current CMS Rate, the amended CMS Rate will not be the economic equivalent of the then-current CMS Rate, there can be no assurance that the amended CMS Rate will perform in the same way as the then-current CMS Rate would have at any time and there is no guarantee that the amended CMS Rate will be a comparable substitute for the then-current CMS Rate (each of which means that a Benchmark Amendment Event could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities), (iii) any failure of the Benchmark Replacement, the amended CMS Rate or the replacement Floating Leg Rate to gain market acceptance could adversely affect the securities, (iv) the Benchmark Replacement or the replacement Floating Leg Rate may have a very limited history and the future performance of the Benchmark Replacement or the replacement Floating Leg Rate and, consequently, the amended CMS Rate cannot be predicted based on historical performance, (v) the secondary trading market for securities linked to the Benchmark Replacement or the amended CMS Rate may be limited and (vi) the administrator of the Benchmark Replacement, the amended CMS Rate or the replacement Floating Leg Rate may make changes that could change the value of the Benchmark Replacement or the amended CMS Rate, as applicable, or discontinue the Benchmark Replacement, the amended CMS Rate or the replacement Floating Leg Rate, as applicable, and has no obligation to consider your interests in doing so.

▪	We or our designee will determine whether a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in our or our designee’s sole discretion. As a result, the payment at maturity may be determined by reference to a Benchmark Replacement even if the then-current CMS Rate continues to be published and, conversely, the payment at maturity may continue to be determined by reference to the then-current CMS Rate even if a new base rate has become accepted by market participants for securities with payments based on U.S. dollar swap rates. We or our designee will determine whether a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in our or our designee’s sole discretion. It is possible that we or our designee will determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current CMS Rate at a time when ICE Benchmark Administration Limited continues to publish the then-current CMS Rate. You will not have the ability to prevent or otherwise influence any such determination by us or our designee. As a result, the payment at maturity may cease to be determined by reference to the then-current CMS Rate and instead be determined by reference to a Benchmark Replacement, even if the then-current CMS Rate continues to be published. For example, even if ICE Benchmark Administration Limited continues to publish the then-current CMS Rate, we or our designee nonetheless may determine that a Benchmark Transition Event has occurred because the then-current CMS Rate is no longer an industry-accepted rate of interest for U.S. dollar-denominated floating rate notes at such time or because there has been a material adverse change in the ability of market participants to hedge exposures related to the then-current CMS Rate. This may occur in a situation where liquidity in derivatives that reference the then-current CMS Rate is being adversely impacted due to the planned replacement of LIBOR. Such Benchmark Replacement may be lower than the then-current CMS Rate for so long as the then-current CMS Rate continues to be published, which could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities.

In addition, we or our designee may determine that a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred, even if a new base rate has become accepted in the market as an interest rate for floating rate notes with interest rates based on U.S. dollar swap rates. You will not have the ability to cause or otherwise influence such determination by us or our designee. It is possible that ICE Benchmark Administration Limited will choose to develop a new ICE Swap Rate for U.S. dollar swaps, which could be based on SOFR or another floating interest rate. In addition, market participants could adopt another U.S. dollar swap-based interest rate for use as a base rate for floating rate notes. Even if market participants adopt such a new U.S. dollar swap-based interest rate (whether published by ICE Benchmark Administration Limited or otherwise), the payment at maturity will continue to be determined by reference to the then-current CMS Rate until we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement

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Date have occurred. The then-current CMS Rate may be lower than such a new U.S. dollar swap-based interest rate for so long as the then-current CMS Rate continues to be published, which could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities.

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Use of Proceeds and Hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $10 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $2.90 for each security.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

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Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities shall be an amount in cash equal to the value of such security on the day that is two business days prior to the date of such acceleration, as determined by the calculation agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the calculation agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the pricing date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such security. Because the calculation agent will take into account movements in market interest rates, any increase in market interest rates since the pricing date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

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Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•	purchase the securities in the original offering; and

•	hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Moreover, our counsel’s opinion is based in part on market conditions as of the date of this pricing supplement and is subject to confirmation on the pricing date.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment of the securities as described in the previous paragraph.

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Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Sale or Exchange of the Securities. Upon a sale or exchange of the securities prior to maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder’s tax basis in the securities sold or exchanged. Any such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at such time, and short-term capital gain or loss otherwise.

Settlement of the Securities at Maturity. Upon settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the settlement and the U.S. Holder’s tax basis in the securities. Although not free from doubt in light of the lack of clear authority addressing the treatment of the settlement of instruments such as the securities, any such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the settlement, and should be short-term capital gain or loss otherwise. However, the IRS may assert that any gain or loss recognized by a U.S. Holder upon settlement of the securities should be treated as ordinary gain or loss. In the event of an ordinary loss to a U.S. Holder that is an individual, the loss may be treated as a non-deductible “miscellaneous itemized deduction.” You should consult your tax adviser regarding the character of gain or loss recognized upon a settlement of the securities.

Potential Deemed Taxable Exchange upon a Replacement of the Reference Rate. It is possible that a replacement of the reference rate after the issue date would result in a deemed termination and reissuance of the securities for U.S. federal income tax purposes. In that case, a U.S. Holder might be required to recognize gain or loss (subject to the possible application of the wash sale rules in the case of loss) with respect to the securities on the first date after the original issue date on which the Alternative Rate replaces the reference rate. You should consult your tax adviser regarding the potential consequences of a replacement of the reference rate.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

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Principal at Risk Securities

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the securities as set forth above is respected (including the characterization of the gain recognized at settlement of the securities at maturity as capital gain), and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion regarding the possible application of FATCA, if all or any portion of the securities were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

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•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an applicable IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

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